Exhibit 10.2

AMENDED AND RESTATED

CHICOPEE SAVINGS BANK

THREE-YEAR EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), originally made on the 19th day of July, 2006, by and between CHICOPEE SAVINGS BANK, a Massachusetts-chartered financial institution (the “Bank”), and WILLIAM J. WAGNER (the “Executive”) is amended and restated in its entirety effective November 20, 2008.

WHEREAS, Executive continues to serve in a position of substantial responsibility; and

WHEREAS, the Bank wishes to assure Executive’s continued services for the term of this Agreement; and

WHEREAS, Executive is willing to continue to serve in the employ of the Bank during the term of this Agreement; and

WHEREAS, the parties desire to amend and restate the Agreement in order to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1. Employment. Executive is employed as President and Chief Executive Officer of the Bank. Executive shall perform all duties and shall have all powers commonly incident to the offices of President and Chief Executive Officer or which, consistent with those offices, or delegated to him by the Board of Directors of the Bank (the “Board”). During the term of this Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and to carry out the duties and responsibilities reasonably appropriate to those offices.

2. Location and Facilities. Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

3. Term.

a.	The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the original date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3 (upon execution of this amended and restated Agreement, the term of the Agreement will extend through November 20, 2011).

b.

Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Board may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 19 of this Agreement. The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meeting. The Board will notify Executive as soon as possible after its annual review whether the Board has determined to extend the Agreement.

4. Base Compensation.

a.	The Bank agrees to pay Executive during the term of this Agreement a base salary at the rate of $346,081 per year, payable in accordance with customary payroll practices.

b.	The Board shall review annually the rate of the Executive’s base salary based upon factors they deem relevant, and may maintain or increase his salary, provided that no such action shall reduce the rate of salary below the rate in effect on the Effective Date.

c.	In the absence of action by the Board, the Executive shall continue to receive salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5. Bonuses. The Executive shall be eligible to participate in discretionary bonuses or other incentive compensation programs that the Company or the Bank may award from time to time to senior management employees pursuant to bonus plans or otherwise.

6. Benefit Plans. Executive shall be eligible to participate in life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Bank for the benefit of its employees.

7. Vacations and Leave.

a.	The Executive shall be entitled to vacation and other leave in accordance with policy for senior executives, or otherwise as approved by the Board.

b.	In addition to paid vacation and other leave, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

8. Expense Payments and Reimbursements. Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9. Automobile Allowance. During the term of this Agreement, the Executive shall be entitled to use of a Bank-owned automobile. The Bank shall provide car insurance, maintenance and gas for said automobile. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as may be established by the Bank from time to time, and the Bank shall annually include on Executive’s Form W-2 any amount of income attributable to Executive’s personal use of such automobile.

10. Loyalty and Confidentiality.

a.	During the term of this Agreement, Executive will devote all his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation. Executive will not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

b.	Nothing contained in this Agreement will prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Bank, or, solely as a passive, minority investor, in any business.

c.	Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or its subsidiaries or affiliates to which he may be exposed during the course of his employment. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor will he use the information in any way other than for the benefit of the Bank.

11. Termination and Termination Pay. Subject to Section 12 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.	Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate will receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Retirement. This Agreement will terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise. Executive will receive the compensation due to him through his retirement date.

c.	Disability.

i.	The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Bank (or, if no such plans exists, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board will determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

ii.	In the event of his Disability, Executive will no longer be obligated to perform services under this Agreement. The Bank will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s bi-weekly rate of base salary in effect as of the date of his termination of employment due to Disability. The Bank will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date he returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) his attainment of age 65; or (D) the date this Agreement would have expired had Executive’s employment not terminated by reason of Disability. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank. In addition, during any period of Executive’s Disability, the Bank will continue to provide Executive and his dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which Executive and/or his dependent participated prior to his Disability on the same terms as if he remained actively employed by the Bank.

d.	Termination for Cause.

i.	The Board may, by written notice to Executive in the form and manner specified in this paragraph, terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude or any violation of a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

ii.	Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Bank, unless the Bank has delivered to Executive a copy of a resolution duly adopted at a meeting of the Board where in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars of this conduct.

e.	Voluntary Termination by Executive. In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation, and vested rights and benefits to the date of his termination.

f.	Without Cause or With Good Reason.

i.	In addition to termination pursuant to Sections 11(a) through 11(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, terminate his employment under this Agreement for “Good Reason,” as defined below (a termination “With Good Reason”).

ii.	Subject to Section 12 of this Agreement, in the event of termination under this Section 11(f), Executive shall be entitled to receive his base salary in effect as of his termination date for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of such termination. Also, in such event, Executive shall, for the remaining term of the Agreement, receive the benefits he would have received during the remaining term of the Agreement under any retirement programs (whether tax-qualified or non-qualified) in which Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding his termination) and continue to participate in any benefit plans of the Bank that provide health (including medical and dental), or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period. In the event that the Bank is unable to provide such coverage by reason of Executive no longer being an employee, the Bank shall provide Executive with comparable coverage on an individual policy basis.

iii.	For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(1)	The assignment to Executive of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements);

(2)	A material diminution in Executive’s Base Salary;

(3)	Relocation of Executive to a location outside a radius of 35 miles of the Bank’s Chicopee, Massachusetts office; or

(4)	Any other action or inaction by the Bank that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive. Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

g.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Bank or Executive pursuant to Section 11(f):

i.	Executive’s obligations under Section 10(c) of this Agreement will continue in effect; and

ii.	During the period ending on the first anniversary of such termination, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Bank from any office within thirty-five (35) miles from the main office or any branch of the Bank and, further, Executive will not interfere with the relationship of the Bank, its subsidiaries or affiliates and any of their employees, agents, or representatives.

12. Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.	Merger: Chicopee Bancorp, Inc. (“the Company”) or the Bank merges into or consolidates with another entity, or merges another corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii.	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

b.	Termination. If within the period ending two (2) years after a Change in Control, (i) the Bank terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Bank will, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to three (3) times Executive’s average “Annual Compensation” over the five (5) most recently completed calendar years, ending with the year immediately preceding the effective date of the Change in Control. In determining Executive’s “Annual Compensation,” “Annual Compensation” will include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, retirement benefits, director or committee fees and fringe benefits paid to Executive or accrued for Executive’s benefit. Annual Compensation will also include profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year. The cash payment made under this Section 12(b) shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of Executive’s termination of employment, however, Executive’s rights under Section 11(f) are not otherwise affected by this Section 12. Also, in such event, the Executive shall, for a thirty-six (36) month period following his termination of employment, receive the benefits he would have received over such period under any retirement programs (whether tax-qualified or nonqualified) in which the Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding the Change in Control) and continue to participate in any benefit plans of the Bank that provide health (including medical and dental), or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period. In the event that the Bank is unable to provide such coverage by reason of the Executive no longer being an employee, the Bank shall provide the Executive with comparable coverage on an individual policy.

c.	The provisions of Section 12 and Sections 14 through 27, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

13. Indemnification and Liability Insurance. Subject to, and limited by Section 26 of this Agreement, the Bank shall provide the following:

a.

Indemnification. The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or Executive of the Bank or any of its subsidiaries or affiliates (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an Executive or director of the Bank or any of its subsidiaries. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 13(a) to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 13 will survive the term of this Agreement by a period of six (6) years.

b.	Insurance. During the period for which the Bank must indemnify Executive, the Bank will provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

14. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Bank shall reimburse the Executive for all reasonable out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, incurred by the Executive in connection with successful enforcement by the Executive of the obligations of the Bank to the Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Bank take some action specified by this Agreement: (i) as a result of court order; or (ii) otherwise by the Bank following an initial failure of the Bank to pay such money or take such action promptly after written demand therefor from the Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

15. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 12 of this Agreement, either alone or together with other payments and benefits Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 12 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 12 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The Bank’s independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 12; the Bank will pay for the accountant’s opinion. If the Bank and/or Executive do not agree with the accountant’s opinion, the Bank will pay to Executive the maximum amount of payments and benefits pursuant to Section 12, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code. The Bank may also request, and Executive has the right to demand that the Bank request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 12 have such tax consequences. The Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will the Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to Executive’s approval prior to filing; Executive shall not unreasonably withhold his approval. The Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 12 hereof, or a reduction in the payments and benefits specified in Section 12, below zero.

16. Injunctive Relief. Upon a breach or threatened breach of Section 11(g) of this Agreement or the prohibitions upon disclosure contained in Section 10(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Bank under this Agreement.

17. Successors and Assigns.

a.	This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.	Since the Bank is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties under this Agreement without first obtaining the written consent of the Bank.

18. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Bank.

20. No Plan Created by this Agreement. Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

21. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22. Applicable Law. Except to the extent preempted by federal law, the laws of the Commonwealth of Massachusetts shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions of this Agreement.

24. Headings. Headings contained in this Agreement are for convenience of reference only.

25. Entire Agreement. This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

26. Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 26, this Section 26 shall prevail.

a.	The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 11(d) of this Agreement.

b.	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.	If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.	All obligations under this contract shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

f.	Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

27. Section 409A of the Code.

a.

This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with b. below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

b.	If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 11(f)(ii) or 12(b) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 11(f)(ii) or 12(b) of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

c.	If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 11(f)(ii) or 12(b) of this Agreement it is not possible to continue coverage for Executive and his dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 11(f)(ii) or 12(b) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank or the Company shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 27(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

d.	References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement on November 20, 2008.

ATTEST:	CHICOPEE SAVINGS BANK

/s/ Theresa C. Szlosek	By:	/s/ W. Guy Ormsby
Witness		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Theresa C. Szlosek	By:	/s/ William J. Wagner
William J. Wagner